Exhibit 99.1

Fair Isaac Announces Fourth Quarter and Fiscal 2008 Results

Earnings per share of $0.49

MINNEAPOLIS--(BUSINESS WIRE)--November 5, 2008--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision management technology, today announced the financial results for its fourth quarter and fiscal year ended September 30, 2008.

“Market conditions in the financial sector remain difficult and short term trends are challenging to predict,” said Mark Greene, CEO of Fair Isaac. “But we are fortunate to have extraordinary people, a strong balance sheet, substantial cash flow, and unrivaled products. With proactive management, we believe we can emerge from this economic cycle stronger than we entered it.”

Fourth Quarter Fiscal 2008 Results from Continuing Operations

The company reported fourth quarter revenues of $178.2 million in fiscal 2008 compared to $198.7 million reported in the prior year period. Income from continuing operations for the fourth quarter of fiscal 2008 totaled $23.8 million, or $0.49 per diluted share, compared to $32.5 million, or $0.59 per diluted share, reported in the prior year period.

Fourth quarter fiscal 2008 results included the following items: a $4.9 million tax benefit, or $0.10 per diluted share, arising from adjustments to income tax reserves that were established in prior years related to losses in foreign jurisdictions, and a $1.5 million after-tax restructuring cost, or $0.03 per diluted share.

Fourth quarter fiscal 2007 results included the following items: a $7.3 million tax benefit, or $0.13 per diluted share, arising from adjustments to income tax reserves resulting from the conclusion of a tax audit, and a $1.6 million after-tax restructuring cost, or $0.03 per diluted share.

Fourth Quarter Fiscal 2008 Revenues from Continuing Operations Highlights

Revenues for fourth quarter fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $94.5 million in the fourth quarter compared to $98.5 million in the prior year quarter, or a decrease of 4.1%, primarily due to declines associated with revenues derived from fraud and collections and recovery products. The declines were partially offset by an increase in revenues derived from a large license sale of our customer management product.
  Scoring Solutions revenues were $37.3 million in the fourth quarter compared to $45.9 million in the prior year quarter, or a decrease of 18.9%, due to a decrease in revenues from risk scoring services at the credit reporting agencies and from our PreScore Service.
  Professional Services revenues were $33.2 million in the fourth quarter compared to $36.6 million in the prior year quarter, or a decrease of 9.2%, primarily due to a decline associated with Analytic consulting services.
  Analytic Software Tools revenues were $13.2 million in the fourth quarter compared to $17.7 million in the prior year quarter, or a decrease of 25.2%, due to a decrease in revenues generated from sales of the Blaze Advisor® product. The declines were partially offset by an increase in revenues derived from the Xpress MP product.

Fiscal 2008 Full Year Results from Continuing Operations

The company reported full year revenues of $744.8 million in fiscal 2008 compared to $784.2 million reported in the prior year. Income from continuing operations for full year fiscal 2008 totaled $81.2 million, or $1.64 per diluted share, compared to $111.9 million, or $1.94 per diluted share, reported in the prior year.

Fiscal 2008 Full Year Revenues from Continuing Operations Highlights

Revenues for full year fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine Solutions revenues were $388.1 million compared to $404.9 million in the prior year, or a decrease of 4.1%, primarily due to the divestiture of the mortgage product line in the second quarter of fiscal 2007 and a decline associated with marketing solutions, fraud and analytics products, partially offset by an increase in revenues derived from customer management, and consumer products.
  Scoring Solutions revenues were $156.8 million compared to $180.4 million in the prior year, or a decrease of 13.1%, primarily due to a decrease in revenues derived from risk scoring services at the credit reporting agencies and from our PreScore Service.
  Professional Services revenues were $147.9 million compared to $147.5 million in the prior year, or essentially flat.
  Analytic Software Tools revenues increased to $52.0 million compared to $51.4 million in the prior year, or by 1.2%, due to an increase in revenues derived from the Xpress MP product.

Bookings Highlights from Continuing Operations

The bookings for the fourth quarter were $71.2 million compared to $93.3 million in the same period last year. Fiscal 2008 bookings were $327.3 million compared to $301.8 million for the prior year. The company defines “bookings” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents and investments were $271.2 million at September 30, 2008, as compared to $246.8 million at September 30, 2007. Significant changes in cash and cash equivalents from September 30, 2007, include cash provided by operations of $159.2 million, $19.8 million received from the exercise of stock options and stock issued under an employee stock purchase plan, net increase in borrowings of $10.0 million, and $15.6 million received on the sale of the Insurance Bill Review unit. Cash used during fiscal 2008 includes $116.6 million to repurchase common stock, $22.8 million related to purchases of property and equipment, and $33.3 million related to the acquisition of Dash Optimization Limited.

Outlook

In light of the uncertain economic environment and limited visibility into clients’ spending intentions, the company is not providing guidance at this time. It expects to deliver FY09 guidance by the first quarter earnings call in January 2009.

Company to Host Conference Call

The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its fourth quarter fiscal 2008 results. The call can be accessed live on the Investor Relations section of the company’s website at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through December 3, 2008.

About Fair Isaac

Fair Isaac Corporation (NYSE:FIC) transforms business by making every decision count. Fair Isaac’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac at www.fairisaac.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2007 as subsequently amended, and its last quarterly report on Form 10-Q for the period ended June 30, 2008. If any of these risks or uncertainties materializes, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair Isaac, Strategy Machine, and Blaze Advisor are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended September 30, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$178,187	$198,722	$744,842	$784,188

Operating expenses:
Cost of revenues	66,290	66,644	274,917	259,450
Research and development	18,884	17,580	77,794	69,322
Selling, general and administrative	57,781	70,026	245,639	273,705
Amortization of intangible assets	3,562	3,885	14,043	20,470
Restructuring	2,311	2,455	10,166	2,455
Gain on sale of product line assets	-	-	-	(1,541)
Total operating expenses	148,828	160,590	622,559	623,861
Operating income	29,359	38,132	122,283	160,327
Other income (expense), net	(3,864)	(33)	(9,288)	1,188
Income from continuing operations before income taxes	25,495	38,099	112,995	161,515
Provision for income taxes	1,717	5,601	31,809	49,664
Income from continuing operations	23,778	32,498	81,186	111,851
Income (loss) from discontinued operations	-	(4,279)	2,766	(7,201)
Net income	$23,778	$28,219	$83,952	$104,650

Basic earnings (loss) per share:
Continuing operations	$0.49	$0.61	$1.66	$2.00
Discontinued operations	-	(0.08)	0.06	(0.13)
Total	$0.49	$0.53	$1.72	$1.87

Diluted earnings (loss) per share:
Continuing operations	$0.49	$0.59	$1.64	$1.94
Discontinued operations	-	(0.07)	0.06	(0.12)
Total	$0.49	$0.52	$1.70	$1.82

Shares used in computing earnings per share:
Basic	48,431	53,459	48,940	56,054
Diluted	48,596	54,669	49,373	57,548

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and 2007
(In thousands)
(Unaudited)

	September 30,	September 30,
	2008	2007

ASSETS:
Current assets:
Cash and cash equivalents	$129,678	$95,284
Marketable securities	57,049	125,327
Accounts receivable, net	141,571	169,293
Prepaid expenses and other current assets	23,404	23,008
Current assets of discontinued operations	-	9,839
Total current assets	351,702	422,751

Marketable securities and investments	84,475	26,150
Property and equipment, net	46,360	51,007
Goodwill and intangible assets, net	738,550	740,185
Other assets	54,166	18,868
Long-term assets of discontinued operations	-	16,810
	$1,275,253	$1,275,771

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$54,837	$45,323
Senior convertible notes	-	390,963
Accrued compensation and employee benefits	29,551	43,418
Deferred revenue	38,243	42,010
Current liabilities of discontinued operations	-	4,210
Total current liabilities	122,631	525,924

Revolving line of credit	295,000	170,000
Senior notes	275,000	-
Other liabilities	20,681	13,533
Total liabilities	713,312	709,457

Stockholders’ equity	561,941	566,314
	$1,275,253	$1,275,771

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Years Ended September 30, 2008 and 2007
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2008	2007	2008	2007

Strategy machine solutions	$94,469	$98,470	$388,108	$404,881
Scoring solutions	37,260	45,962	156,816	180,444
Professional services	33,219	36,601	147,864	147,430
Analytic software tools	13,239	17,689	52,054	51,433
Total revenues	$178,187	$198,722	$744,842	$784,188

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2008 and 2007
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$83,952	$104,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,494	50,224
Share-based compensation	27,981	36,261
Changes in operating assets and liabilities, net of acquisition
and disposition effect	24,447	(22,859)
Other, net	(16,724)	10,887
Net cash provided by operating activities	159,150	179,163

Cash flows from investing activities:
Purchases of property and equipment	(22,780)	(22,735)
Cash paid for acquisition, net of cash acquired	(33,336)	-
Cash proceeds from sale of business unit	15,581	-
Cash proceeds from sale of product line assets		15,758
Net activity from marketable securities	7,889	54,062
Other, net	1,527	(9,647)
Net cash provided by (used in) investing activities	(31,119)	37,438

Cash flows from financing activities:
Net increase in revolving line of credit	125,000	170,000
Repurchases of senior convertible notes	(390,067)	-
Proceeds from issuance of senior notes	275,000	-
Proceeds from issuances of common stock	19,786	84,087
Repurchases of common stock	(116,642)	(451,088)
Other, net	(4,032)	(1,704)
Net cash used in financing activities	(90,955)	(198,705)

Effect of exchange rate changes on cash	(2,682)	2,234

Increase in cash and cash equivalents	34,394	20,130
Cash and cash equivalents, beginning of period	95,284	75,154
Cash and cash equivalents, end of period	$129,678	$95,284

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
or
Marcy K. Oelhafen, 800-213-5542
investorrelations@fairisaac.com